Exhibit 4.01

                          REGISTRATION RIGHTS AGREEMENT


         This Registration Rights Agreement, dated as of April 3, 1998 (the "Agreement"), is made and entered into by and between Digital Link Corporation, a California corporation (the "Company") and Semaphore Communications Corporation, a Delaware corporation ("Semaphore").

         WHEREAS, Semaphore has been issued 291,182 shares of the Company's outstanding Common Stock;

         NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, and for other valuable consideration, the Company and Semaphore agree as follows:

         1. Definitions. The Company's Common Stock, no par value, and any other securities of the Company convertible into or exchangeable for the Company's Common Stock are hereinafter referred to as the "Common Stock" and the 291,182 shares of Common Stock beneficially owned by the Stockholders are hereinafter referred to as the "Shares." The term "Registrable Securities" means: (i) the Shares; and (ii) any shares of Company Common Stock that may be issued as a dividend or other distribution (including without limitation shares of the Company's Common Stock issued in a subdivision and split of the Company's outstanding Common Stock) with respect to, or in exchange for, or in replacement of, shares of the Company's Common Stock described in clause (i) above or in this clause (ii); excluding in all cases, however, from the definition of "Registrable Securities" any such shares that are: (w) registered under the 1933 Act other than pursuant to a registration statement filed pursuant to this Agreement; (x) sold by a person in a transaction in which rights under this Agreement with respect to such shares are not assigned in accordance with the terms of this Agreement; (y) sold pursuant to a registration statement filed pursuant to this Agreement; or (z) sold pursuant to Rule 144 promulgated under the 1933 Act or otherwise sold to the public. For purposes of this Agreement, the terms "beneficial ownership," "person" and "affiliate," shall have the meanings ascribed to such terms in Rules 12b-2 and 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act"). Each of the terms "Securities Act" and "1933 Act" means the Securities Act of 1933, as amended. The term "SEC" means the Securities and Exchange Commission. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Asset Sale Agreement of even date herewith. As used herein, the term "Stockholder" and "Stockholders" shall mean Semaphore or any assignee of record of the Shares to whom rights under this Agreement have been duly assigned in accordance with the provisions of this Agreement.

         2. Assignment of Registration Rights. The rights to cause the Company to register Common Stock pursuant to Section 4 below may be assigned by the Stockholder only with the Company's express prior written consent, which may be withheld in the Company's sole discretion; provided, however, that the rights of a Stockholder under this Agreement may be assigned without the Company's express prior written consent: (a) to a Permitted Assignee (as defined below); or (b) (if applicable) by will or by the laws of intestacy, descent or distribution, provided that the assignee agrees in writing to be bound by all the obligations of the Stockholder under this Agreement. Any attempt to assign any rights of the Stockholder under this Agreement without the Company's express prior written consent in a situation in which such consent is required by this Section shall be null and void and without effect. Subject to the foregoing restrictions, all rights, covenants and agreements in this Agreement by or on behalf of the parties hereto will bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto. Each of the following parties are "Permitted Assignees" for purposes of this Section 2: (a) a trust whose beneficiaries consist solely of a Stockholder and such Stockholder's immediate family; (b) the personal representative (such as an executor of a Stockholder's will), custodian or conservator of a Stockholder, in the case of the death, bankruptcy or adjudication of incompetency of that Stockholder; (c) partners of a Stockholder that is a partnership, if Registrable Securities are distributed pro rata, without additional consideration, to the partners; (d) stockholders of a Stockholder that is a corporation, if the Registrable Securities are distributed to such stockholders; or (d) immediate family members of a Stockholder.

         3. Termination of Section 4. The Company will have no obligations pursuant to Section 4 of this Agreement with respect to any Notice of Resale or other request or requests for registration (or inclusion in a registration) made by any Stockholder or to maintain or continue to keep effective any registration or registration statement pursuant hereto: (a) after the expiration or termination of the Registration Period; (b) with respect to Section 4.3 only, if the Company has already effected three (3) Permitted Windows pursuant to this Agreement; (c) with respect to a particular Stockholder if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by such Stockholder may be sold in a three (3) month period without registration under the 1933 Act pursuant to Rule 144 promulgated under the 1933 Act or otherwise; or (d) if all Registrable Securities have been registered and sold pursuant to a registration effected pursuant to this Agreement and/or have been transferred in transactions in which registration rights hereunder have not been assigned in accordance with this Agreement.

         4.       Registration Rights.

                  4.1.1 In the event that the Company proposes to register any shares of Common Stock under the 1933 Act (other than for an offering primarily or exclusively to employees or in connection with the acquisition of the assets or shares of, or merger or consolidation with, another corporation) and a registration form is available for use which may also be used for the registration of the Shares held by the Stockholder (a "Piggyback Registration"), the Company shall notify the Stockholder at least 15 days prior to the filing of any such registration form with the SEC, and will use its best efforts to include in such registration all such Shares with respect to which the Company has received written request for inclusion within 10 days after such notice. Each such request shall specify the number of shares such Stockholder wishes to include in such registration statement and shall contain an undertaking from the Stockholder to provide all such information and material and to take all such actions as may be required by the Company in order to permit the Company to comply with all applicable federal and state securities laws.

                  4.1.2 The Stockholder shall pay all sales commissions or similar selling charges with respect to Shares sold by the Stockholder pursuant to a Piggyback Registration. The Company shall pay all registration and filing fees, fees and expenses of compliance with federal and state securities laws, printing expenses, messenger and delivery expenses, accounting fees and the reasonable fees and disbursements of counsel for the Company and one counsel for the Stockholders in connection with a Piggyback Registration.

                  4.1.3 If a Piggyback Registration is for an underwritten offering, then the Company shall so advise the Stockholders of Registrable
Securities. In such event, the right of any such Stockholder's Registrable Securities to be included in a registration pursuant to this Section 4.1.1 shall be conditioned upon such Stockholder's participation in such underwriting and the inclusion of such Stockholder's Registrable Securities in the underwriting to the extent provided herein. All Stockholders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriters advise the Company in writing that in their opinion the number of shares requested to be included in such Registration exceeds the number which can be sold in such offering or will have a material adverse effect on the price of the Common Stock to be sold, then the Company will include in such Registration (a) first, shares of Common Stock the Company proposes to sell and (b) second, shares that the Stockholder and any other stockholders which have registration rights have requested to be included, pursuant to the terms of their applicable registration rights agreement, on a pro rata basis based on the total number of registrable securities then held by each such stockholder. If any Stockholder disapproves of the terms of any such underwriting, such Stockholder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Stockholder which is a partnership or corporation, the partners, retired partners and shareholders of such Stockholder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Stockholder," and any pro rata reduction with respect to such "Stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Stockholder," as defined in this sentence.

         4.2 Reporting. With a view to making available to the Stockholders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public on Form S-3 or without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

                  4.2.1 At all times make and keep public information available, as those terms are understood and defined in SEC Rule 144 under the Securities Act and Item I.A.3 of Form S-3 or any similar or analogous rule or form;

                  4.2.2 File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and 1934 Act; and

                  4.2.3  So  long  as  the   Stockholders  own  any  Registrable
Securities, furnish to the Stockholders forthwith upon written request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act and of the 1934 Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

The Company agrees that upon receiving notice from a Stockholder of its intention to avail itself of benefits of Rule 144 or any similar or analogous rule, or of Section 4.3 below, the Company will as soon as practicable comply with the information and reporting requirements of this Section 4.2 if, despite the Company's best efforts to effect ongoing compliance, there shall have been any failure or lapse in fulfilling the reporting and information requirements of this Section.

         4.3      Form S-3 Registration.

                  4.3.1    Registration and Notice.

                  (a) Filing and Registration Period. In case the Company shall receive from the Stockholder a written request that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities, then as soon as practicable thereafter, and consistent with the requirements of applicable law, the Company shall prepare and file with the SEC a registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the then outstanding Registrable Securities (the "Shelf Registration"). The Company shall use its reasonable good faith efforts to have such Shelf Registration declared effective as soon as practicable after its filing and to keep the Shelf Registration continuously effective under the 1933 Act for a continuous period of time (such period of time being hereinafter called the "Registration Period") commencing on the date the Shelf Registration is declared effective under the 1933 Act by the SEC (the "Date of
Effectiveness") and ending on the date that is the first (1st) anniversary of the Closing (subject to Section 4.3.2(b)). The Company shall have no duty or obligation to keep the Shelf Registration (or any Subsequent Registration, as defined below) effective after the expiration of the Registration Period. Accordingly, the Stockholders acknowledge that the Registrable Securities will not be registered under the 1933 Act beginning one (1) year after the Closing.

                  (b) Subsequent Registration. If the Shelf Registration is filed with the SEC and becomes effective under the 1933 Act, and the Shelf Registration or a Subsequent Registration (as defined below) thereafter ceases to be effective for any reason at any time during the Registration Period, then the Company shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall, within thirty (30) days of such cessation of effectiveness, file an amendment to the Shelf Registration seeking to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional "shelf" registration statement pursuant to Rule 415 covering all of the then outstanding Registrable Securities (a "Subsequent Registration"). If a Subsequent Registration is filed, the Company shall use its best efforts to cause the Subsequent Registration to be declared effective as soon as practicable after such filing and to keep such registration statement continuously effective until the end of the Registration Period.

                  (c) Supplements  and Amendments.  Subject to the provisions of
Section 4.3.1(g), during the Registration Period the Company shall supplement and amend the Shelf Registration if, as and when required by the 1933 Act, the rules and regulations promulgated thereunder or the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration.

                  (d) Timing and Manner of Sales. Any sale of Registrable Securities pursuant to a Shelf Registration or a Subsequent Registration under this Section 4.3 may be made only during a "Permitted Window" (as defined in Section 4.3.1(g) below). In addition, any sale of Registrable Securities pursuant to a Shelf Registration or a Subsequent Registration under this Section
4.3 may only be made in accordance with the method or methods of distribution of such Registrable Securities that are described in the registration statement for the Shelf Registration (or Subsequent Registration, as applicable) and permitted by such form of registration statement, which methods of distribution will be specified by the Stockholders in their Notice of Resale (as defined below). A Stockholder may also sell Registrable Securities in a bona fide private offering if the selling Stockholder provides the Company with a written opinion of counsel, reasonably satisfactory to counsel to the Company, that such offer and sale is an exempt transaction under the 1933 Act and applicable state securities laws, complies with all requirements for such exemption(s) and is not made with use of the prospectus for the Shelf Registration (or Subsequent Registration, if applicable). Each Stockholder agrees that it will not sell any Registrable Securities in any manner that would breach or violate any agreement between such Stockholder and any third party.

                  (e) Trading Limits; No Underwritings. During any calendar quarter during the Registration Period, the Stockholders, collectively, may not sell an amount of Registrable Securities that, in the aggregate, exceeds two percent (2%) of the outstanding shares of Company Common Stock (as indicated in the Company's then most recent published report) without the Company's prior written consent. No sale of Registrable Securities under any Shelf Registration (or Subsequent Registration) effected pursuant to this Section 4.3 may be effected pursuant to any underwritten offering without the Company's prior written consent, which may be withheld in its sole and absolute discretion.

                  (f) Notice of Resale. Before any Stockholder may make any sale, transfer or other disposition of any Registrable Securities under the Shelf Registration (or a Subsequent Registration) during the Registration Period, a Stockholder or Stockholders who own at least twenty percent (20%) of the then outstanding Registrable Securities must first give written notice to the Company (a "Notice of Resale") of such Stockholder's or Stockholders' present intention to so sell, transfer or otherwise dispose of some or all of such Stockholder's or Stockholders' Registrable Securities, and the number of Registrable Securities such Stockholder proposes to so sell, transfer or otherwise dispose of. In addition, a Notice of Resale shall contain the information required to be included therein under Section 4.3.1(d) and Section 4.3.1(g).

                  (g)      Permitted Window; Sale Procedures.

                           (i) A "Permitted  Window" is a period of thirty (30)
consecutive calendar days commencing upon the Company's written notification to the Stockholders in response to a Notice of Resale that the prospectus contained in the Form S-3 registration statement filed pursuant to Section 4.3.1 of this Agreement is available to be used for resales of Registrable Securities pursuant to the Shelf Registration (or a Subsequent Registration, as applicable).

                           (ii) Before a Stockholder can make a sale of any
Registrable Securities, and in order to cause a Permitted Window to commence, a Stockholder or Stockholders who own(s) at least twenty percent (20%) of the then outstanding Registrable Securities must first give the Company a Notice of Resale indicating such Stockholder's or Stockholders' intention to sell at least five percent (5%) of the then outstanding Registrable Securities pursuant to the Shelf Registration (or Subsequent Registration, as applicable).

                           (iii) Upon receipt of such Notice of Resale (unless a
certificate of the President or the Chief Financial Officer of the Company is delivered as provided in Section 4.3.2(b) below), the Company will give written notice to all Stockholders as soon as practicable, but in no event more than seven (7) business days after the Company's receipt of such Notice of Resale that either: (A) the prospectus contained in the registration statement for the Shelf Registration (or Subsequent Registration, if applicable) is current (it being acknowledged that it may be necessary for the Company during this period to supplement the prospectus or make an appropriate filing under the 1934 Act so as to cause the prospectus to become current) and that (as applicable) (1) the Permitted Window will commence on the date of such notice by the Company or (2) the Company is required under the 1933 Act and the regulations thereunder to amend the registration statement for the Shelf Registration (or Subsequent Registration, as applicable) in order to cause the prospectus to be current. In the event that the Company determines that an amendment to the registration statement is necessary as provided above, it will file and cause such amendment to become effective as soon as practicable; whereupon it will notify the Stockholders that the Permitted Window will then commence.

                           (iv) There  will be no more than three (3)  Permitted
Windows during the Registration Period and there will be at least a 30-day interval between any two (2) Permitted Windows. Company shall not be obligated to keep the registration statement for the Shelf Registration (or any Subsequent Registration) current during any period other than a Permitted Window. If, pursuant to Section 4.3.2(b), the Company defers a Permitted Window, and the Stockholders withdraw their Notice of Resale, then such withdrawal shall not count as a Permitted Window. The Stockholders may elect to withdraw a request for registration pursuant to a Notice of Resale and such withdrawal shall not count as a Permitted Window; provided however, that if the Company has commenced preparation of any supplement or amendment to the registration statement or any part thereof in response to such Notice of Resale prior to receiving written notice from the Stockholders' of the withdrawal of their request for registration, then the Stockholders who originally gave the Company such Notice of Resale will promptly reimburse Company for its actual costs and expenses reasonably incurred in preparing and/or filing such supplement and/or amendment.

                  (h) Trading Window Compliance. The Stockholders acknowledge that the Company maintains an Insider Trading Compliance Program and an Insider Trading Policy, as such may be amended (the "Company Trading Policy") and that the Company Trading Policy requires that those directors, officers, employees and other persons whom the Company determines to be "Access Personnel" or otherwise subject to the "trading window" and pre-clearance requirements of the Company Trading Policy (and members of their immediate families and households) are permitted to effect trades in Company securities: (i) only during those specified time periods ("trading windows") in which such persons are permitted to make sales, purchases or other trades in the Company's securities under the "trading window" provisions of the Company Trading Policy; and (ii) only after pre-clearance of such sales, purchases or other trades with the Company's Insider Trading Compliance Officer. If a Stockholder is or becomes subject to the "trading window" and/or "pre-clearance" provisions of the Company Trading Policy described above, then, notwithstanding anything herein to the contrary, such Stockholder may sell, transfer and dispose of Registrable Securities only during those trading windows during which such Company Access Personnel are permitted to effect trades in Company stock under the Company Trading Policy and only after pre-clearing such trades with the Company's Insider Trading Compliance Officer as provided in the Company Trading Policy. Semaphore is not a stockholder to which the Company Trading Policy applies.

                  4.3.2 Registration.  Notwithstanding the provisions of Section
4.3.1 above, the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4.3, and the Stockholder shall not be entitled to sell the Shares pursuant to any registration statement filed under Section 4.3 of this Agreement, as applicable:

                  (a) if Form S-3 is not then available for such offering by the Stockholder;

                  (b) if the Company shall furnish to the Stockholder a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Permitted Window to be in effect at such time, in which event the Company shall have the right to defer a Permitted Window for a period of not more than sixty (60) days after receipt of a Notice of Resale from the Stockholder or Stockholders pursuant to Section 4.3.1(f); provided, however, that the Company may so postpone a Permitted Window no more than twice during the Registration Period; and provided further, that if the Company so postpones a Permitted Window, then notwithstanding the last sentence of Section 4.3.1(a), the Registration Period of the Shelf Registration shall be extended by a period of time equal to the period of postponement plus, if a Permitted Window is in effect at the end of such extended Registration Period, the Registration Period of the Shelf Registration shall be further extended until the expiration of such thirty day Permitted Window (subject to the provisions of Section 3 above and Section 4.3.3 below); and provided further, that if Company defers a Permitted Window as provided herein and the Stockholders withdraw their Notice of Resale, then such withdrawal shall not count as a Permitted Window;

                  (c) if the Company is acquired and its Common Stock ceases to be publicly traded;

                  (d) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (e) if the SEC refuses to declare such registration effective due to the participation of any particular Stockholder in such registration (unless such Stockholder withdraws all such Stockholder's Registrable Securities from such registration statement).

                  4.3.3 Shares Otherwise Eligible for Resale. Notwithstanding anything herein to the contrary, the Company shall not be obligated to effect or continue to keep effective any such registration, registration statement, qualification or compliance with respect to the Registrable Securities held by any particular Stockholder:

                  (a) if the Company or its legal counsel shall have received a "no-action" letter or similar written confirmation from the SEC that all the Registrable Securities then held by such Stockholder may be resold by such Stockholder within a three (3) month period without registration under the 1933 Act pursuant to the provisions of Rule 144 promulgated under the 1933 Act (or successor provisions), or otherwise;

                  (b) if legal counsel to the Company shall deliver a written opinion to the Company, its transfer agent and the Stockholders, in form and substance reasonably acceptable to the Company and the Stockholder, to the effect that all the Registrable Securities then held by such Stockholder may be resold by such Stockholder within a three (3) month period without registration under the 1933 Act pursuant to the provisions of Rule 144 promulgated under the 1933 Act, or otherwise; or

                  (c)  after  expiration  or  termination  of  the  Registration
Period.

                  4.3.4 Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 4.3, (excluding underwriters' or brokers' discounts and commissions), including without limitation all filing, registration and qualification, printers' and accounting fees and the reasonable fees and disbursements of counsel for the Company and one counsel for the Stockholders.

         4.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the selling Stockholders will furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition and plan of distribution of such Registrable Securities as shall be required to timely effect the registration of their Registrable Securities.

         5. Injunctive and Other Relief. The Company and the Stockholder agree that in the event that either party breaches this Agreement, the non-breaching party will be irreparably harmed and will be entitled to injunctive relief and specific enforcement in addition to any other remedy which it may have at law or in equity. No Stockholder will have any right to obtain or seek an injunction restraining or otherwise delaying any registration that is the subject of this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

         6. Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and merges and supersedes any and all prior discussions, agreements, and understandings between or among them with respect thereto, and no party shall be bound by any condition, definition, warranty or representation, other than those expressly set forth or provided for in this Agreement or in any document or instrument delivered pursuant to this Agreement, or as may be set forth in writing and signed by the party or parties to be bound thereby on or subsequent to the date hereof. This Agreement may not be changed or modified, except by an agreement in writing executed by the Company and the Stockholder.

         7. Governing Law. This Agreement shall be governed by California law (excluding the choice of law provisions) and applicable Federal law.

         8. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of this Agreement shall remain operative and in full force and effect. If any provision contained in this Agreement is invalidated or becomes inoperative because of a change in law, the parties hereto will use their best efforts to adopt an appropriate substitute (if any) for such provision consistent with the intent of the parties.

         9. Binding Effect of Agreement. The terms of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective subsidiaries, parents or other affiliated entities, agents, attorneys, heirs, executors, successors, representatives and assigns.

         10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by (i) hand, (ii) certified or registered mail, return receipt requested, (iii) facsimile (with confirmation receipt) or (iv) prepaid courier service, to the following addresses: (a) if to the Company to 217 Humboldt Court, Sunnyvale, CA 94089, Attention: Chief Financial Officer and (b) if to the Stockholder, to Semaphore Communications Corporation, 800 Long Ridge Road, P.O. Box 1600, Stamford, Connecticut 06904, Attention: Chief Financial Officer, with a copy to Semaphore Communications Corporation, 800 Long Ridge Road, P.O. Box 1600, Stamford, Connecticut, Attention: General Counsel or to such other person or persons or to such other address or addresses as may be designated by one to the other.

         11. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DIGITAL LINK CORPORATlON


By: /s/ Stanley E. Kazmierczak, CFO



SEMAPHORE COMMUNICATIONS CORPORATION


By: /s/ Timothy da Silva, President & CEO